EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Wegener Corporation Reports Results for Second Quarter of Fiscal 2006

(April 17, 2006) - Wegener Corporation (Nasdaq: WGNR) a leading provider of products for television, audio and data distribution networks worldwide, today announced financial results for the second quarter ended March 3, 2006.

Revenues for the second quarter of fiscal 2006 were $4.6 million compared to $6.3 million for the same period in fiscal 2005. Revenues for the first half of fiscal 2006 were $9.6 million compared to $12.7 million for the first half of fiscal 2005. Net loss for the three months ended March 3, 2006, was $(1,102,000) or $(0.09) per share compared to net earnings of $128,000 or $0.01 per share for the three months ended March 4, 2005. Net loss for the first half of fiscal 2006, was $(1,744,000) or $(0.14) per share compared to net earnings of $240,000 or $0.02 per share for the first half of fiscal 2005.

WEGENER’s eighteen-month backlog was $15.9 million at March 3, 2006, compared to $10.1 million at September 2, 2005, and $13.1 million at March 4, 2005. The total multi-year backlog at March 3, 2006, was approximately $25.9 million compared to $23.9 million at September 2, 2005 and $28.4 million at March 4, 2005.

“Our new products for the telecom, radio broadcasting and private television network markets will be ready to begin shipments in the next few months,” stated Robert Placek, CEO and Chairman of Wegener Corporation. “With their release, we expect improved revenue levels and operating results in the second half compared to the first half of fiscal 2006. However, we continue to anticipate an operating loss for the majority of the fiscal year. During the second quarter, we announced several strategic contracts with customers such as BBC World Service and Auroras Entertainment for our new products.

“We continue to focus on applications for our iPump System. We see demand from additional broadcast and private network customers and our recent contract with BBC World Service demonstrates international potential for the radio specific system.”

“For the first time, we have licensed our Compel Network Control technology to Auroras Entertainment, a content aggregator for the telecom industry,” stated Ned Mountain, President and COO of WEGENER. “The contract will enable Auroras to handle complex sporting blackouts across their national IPTV network.” WEGENER also announced an order from Auroras for WEGENER IPTV settops.

Wegener Corporation will host a conference call to discuss its financial results at 4:30 P.M. Eastern Daylight Time, today, April 17, 2006. To join the conference call, dial 1-866-713-8563 or 1-617-597-5311, and enter participant code 66054106.

Wegener intends to discuss financial and other operational information on this conference call. This call is being webcast by Thomson/CCBN. It will be archived on WEGENER’s website at www.wegener.com and the replay will be available within one hour after the conference call.

ABOUT WEGENER

WEGENER (Wegener Communications, Inc.), a wholly-owned subsidiary of Wegener Corporation (Nasdaq: WGNR), is an international provider of digital solutions for video, audio, and IP data networks. Applications include IP data delivery, broadcast television, cable television, radio networks, business television, distance education, business music and financial information distribution. COMPEL, WEGENER's patented network control system provides networks with unparalleled ability to regionalize programming and commercials. COMPEL network control capability is integrated into WEGENER digital satellite receivers. WEGENER can be reached at +1.770.814.4000 or on the World Wide Web at www.wegener.com.

COMPEL, MEDIAPLAN, ENVOY, UNITY, and iPUMP are trademarks of WEGENER Communications, Inc. All Rights Reserved.

This news release may contain forward-looking statements within the meaning of applicable securities laws, including the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements are subject to the safe harbors created thereby.  Forward-looking statements may be identified by words such as "believes," "expects," "projects," "plans," "anticipates," and similar expressions, and include, for example, statements relating to expectations regarding  future sales, income and cash flows.  Forward-looking statements are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties including, but not limited to:  customer acceptance and effectiveness of recently introduced products, development of additional business for the Company’s digital video and audio transmission product lines, effectiveness of the sales organization, the successful development and introduction of new products in the future, delays in the conversion by private and broadcast networks to next generation digital broadcast equipment, acceptance by various networks of standards for digital broadcasting, the Company’s liquidity position and capital resources, general market conditions which may not improve during fiscal year 2006  and beyond, and success of the Company’s research and development efforts aimed at developing new products.  Discussion of these and other risks and uncertainties are provided in detail in the Company’s periodic filings with the SEC, including the Company’s most recent Annual Report on Form 10-K.  Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results.  Forward-looking statements speak only as of the date the statement was made.  The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

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CONTACTS:
Troy Woodbury - Investor Relations
Melanie Charles - Public Relations
WEGENER

WEGENER CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in $000's except share data)

	March 3,	September 2,
	2006	2005
Assets	(Unaudited)

Current assets
Cash	$47	$1,107
Accounts receivable	3,776	2,309
Inventories	4,214	3,957
Other	349	231

Total current assets	8,386	7,604

Property and equipment, net	2,394	2,521
Capitalized software costs, net	1,635	1,766
Other assets	847	911

	$13,262	$12,802

Liabilities and Shareholder's Equity

Current liabilities
Bank line of credit	$731	$—
Accounts payable	1,992	891
Accrued expenses	2,712	2,432
Customer deposits	1,619	1,554

Total current liabilities	7,054	4,877

Shareholders’ equity

Common stock, $.01 par value; 20,000,000 shares authorized; 12,579,051 and 12,579,051 shares respectively, issued and outstanding	126	126
Additional paid-in capital	19,920	19,892
Deficit	(13,838)	(12,093)

Total shareholders’ equity	6,208	7,925

	$13,262	$12,802

WEGENER CORPORATION AND SUBSIDIARIES

Summarized Operations Data
(in $000's except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended

	March 3,	March 4,	March 3,	March 4,
	2006	2005	2006	2005

Revenue	$4,580	$6,337	$9,564	$12,743

(Loss) earnings before income taxes	(1,102)	200	(1,744)	374

Income tax expense	—	72	—	134

Net (loss) earnings	$(1,102)	$128	$(1,744)	$240

Net (loss) earnings per share
Basic	$(0.09)	$0.01	$(0.14)	$0.02
Diluted	$(0.09)	$0.01	$(0.14)	$0.02

Shares used in per share calculation
Basic	12,579	12,560	12,579	12,548
Diluted	12,579	12,887	12,579	12,806